Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-211062-03

May 23, 2016

NSTAR Electric Company
doing business as Eversource Energy

Pricing Term Sheet

Issuer:	NSTAR Electric Company doing business as Eversource Energy
Ratings*:	A2 (Moody’s); A (S&P); A+ (Fitch)
Trade Date:	May 23, 2016
Settlement Date:	May 26, 2016 (T+3)
Security:	$250,000,000 2.70% Debentures due 2026
Maturity Date:	June 1, 2026
Interest Payment Dates:	June 1 and December 1, commencing December 1, 2016
Principal Amount:	$250,000,000
Coupon:	2.70%
Benchmark Treasury:	1.625% due May 15, 2026
Benchmark Treasury Price / Yield:	98-01+ / 1.840%
Spread to Benchmark Treasury:	+90 basis points
Yield to Maturity:	2.740%
Price to Public:	99.652%
Optional Redemption Provisions:	Make-whole call at any time prior to March 1, 2026 at a discount rate of Treasury plus 15 basis points On or after March 1, 2026, at par
CUSIP / ISIN:	67021C AL1 / US67021CAL19
Joint Book-Running Managers:	BNY Mellon Capital Markets, LLC Citigroup Global Markets Inc. Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc.
Co-Manager:	The Williams Capital Group, L.P.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNY Mellon Capital Markets, LLC toll-free at 1-800-269-6864; Citigroup Global Markets Inc. toll-free at (800) 831-9146; Mitsubishi UFJ Securities (USA), Inc. toll-free at (877) 649-6848; or Mizuho Securities USA Inc. toll-free at (866) 271-7403.